Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-254756, 333-254756-01 and 333-254756-02 on Form F-3 of GlaxoSmithKline plc, GlaxoSmithKline Capital Inc. and GlaxoSmithKline Capital plc and Registration Statement Nos. 333-88966, 333-100388, 333-162702, and 333-235651 on Form S-8 of GlaxoSmithKline plc, of our reports dated 8 March 2022, relating to the financial statements of GlaxoSmithKline plc and the effectiveness of GlaxoSmithKline plc’s internal control over financial reporting appearing in this Annual Report on Form 20-F for the year ended 31 December 2021.

/s/ Deloitte LLP

London, United Kingdom

8 March 2022